Exhibit 99.1

SM	NEWS

225 North Shore Drive
Pittsburgh, PA 15212-5861
www.eqt.com

Contact:  Patrick Kane

(412) 553-7833

Equitable Resources Reports Record Third Quarter Results

PITTSBURGH, Oct. 23 / PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced third quarter 2008 earnings per diluted share (EPS) of $0.73, compared to $0.27 EPS earned in the third quarter 2007.  Operating cash flow was $203.1 million, a 186% increase over the $71.0 million reported in the third quarter 2007.  Highlights of the quarter include:

•                  Achieved production growth of 12.7% versus third quarter 2007;

•                  Achieved year-end daily natural gas sales target of 235 MMcfe, three months ahead of schedule.   Current daily gas sales rate is 245 MMcfe per day.  The company forecasts exiting 2008 with a gas sales rate between 255 and 260 MMcfe per day;

•                  Increased 2008 gas sales guidance from 80 - 81 Bcfe to 83.5 - 84.0 Bcfe;

•                  Drilled 521 gross wells year-to-date, 290 of which were horizontal wells;

•                  Completed construction of the Langley hydrocarbon processing plant and gas compression facilities in Kentucky.  Along with the recently completed Big Sandy pipeline and Mayking corridor, these three major projects provide an important platform for the company’s growth over the next several years; and

•                  Affirmed the company can achieve greater than 12% gas sales volume growth through the end of 2010, which does not require access to the capital markets, and is based on a 2009 capital budget of between $900 million and $1 billion.  Funding will be provided by cash flow and from available liquidity under the company’s existing credit facility.

Murry S. Gerber, chairman and chief executive officer of Equitable Resources commented, “Results from this quarter confirm two inherent elements of Equitable’s growth strategy.  First, horizontal air drilling works.  Equitable is the clear industry leader in this drilling approach which is both efficient in cost and quick to employ.  It is now fully operational and is being extended to multiple formations throughout the Appalachian basin; including the Marcellus shale.  Second, completion of several key midstream projects has had the intended striking impact on production levels. Having spent significant capital upfront, critical infrastructure is now in place to allow market access for our growing production at a low cash cost.  We believe this two prong strategy, applied to our extensive reserve base, yields annual production growth potential of well in excess of 20% for the foreseeable future while reducing unit costs.”

Quarterly Results by Business

Equitable Production

Equitable Production achieved its year-end daily gas sales target of 235 MMcfe three months ahead of schedule, and, as a result of the success of the horizontal shale drilling program, is currently selling 245 MMcfe per day.  The company is increasing its 2008 gas sales guidance to 83.5 - 84.0 Bcfe, from its previous guidance of 80 - 81 Bcfe.

The company drilled 197 gross wells in the third quarter, bringing total wells drilled for the first nine months of 2008 to 521.  Of the wells drilled in the third quarter, 122 were horizontal wells; 111 of which were development wells targeting the Lower Huron shale.  The company intends to drill more than 375 horizontal wells in 2008.

Operating income for the quarter was $67.3 million, 40% higher than the $48.2 million earned in the same period last year.  Operating revenues were $122.1 million, 43% higher than the $85.5 million reported in 2007, as a result of a 29% increase in average well-head sales price and a 12.1% increase in gas sales volumes.

Operating expenses for the quarter were $54.8 million, $17.5 million higher than the $37.3 million reported last year.  In the third quarter, the company began the analysis of seismic data targeting deep zones which resulted in $3.5 million of exploration expense.  Excluding the cost of these exploration activities, the expense increase is related to the company’s ramp-up in drilling and production, and higher severance taxes associated with higher natural gas prices.

Emerging Plays

Equitable continues to have encouraging results from several of its emerging plays, which is likely to result in future additions to reserve estimates and production.  The company’s current reserve report does not reflect any material reserves, proved, probable or possible, in connection with these emerging plays.

Berea

The company has drilled 15 wells in the Berea sandstone this year; seven are currently producing.  The first month average daily flow rate is estimated to be approximately 1,500 Mcfe per well.  The company is on track to drill between 25 and 30 Berea wells in 2008, with an anticipated cost of between $1.4 and $1.5 million per well.  Equitable believes there could be as many as 3,800 additional drilling locations in the Berea.

Re-entry

To date, the company has drilled 113 “re-entry” horizontal wells on locations previously completed in low pressure Devonian shales with vertical wells.   This is 38 more wells than previously forecasted for the full year.  The purpose of this “re-entry” program is to test whether horizontal air drilling can be used to profitably extract gas left behind by previous vertical drilling.

Forty-seven of the new wells have been producing for 30 days or longer and the decline profiles of these “re-entry” wells are similar to those observed in horizontal wells where no previous drilling has occurred.  Equitable has 4,700 potential “re-entry” locations which are generally closer to existing infrastructure than many undrilled locations, and are therefore expected to realize superior all-in economic returns.

Marcellus

Equitable controls more than 400,000 acres in the high pressure Marcellus play throughout northern West Virginia and western Pennsylvania.  To date, the company has drilled 13 high pressure Marcellus wells; nine vertical and four horizontal.  Results of these wells are encouraging.

Two of the most recent horizontal Marcellus wells were drilled with air, a technique the company pioneered in the low pressure Lower Huron/Devonian shale drilling program.  Equitable believes that the application of horizontal air drilling to the Marcellus play offers the potential of reducing drilling costs by as much as 25% compared to conventional drilling methods.

Equitable Midstream

During the quarter, Equitable Midstream completed the construction of the Langley hydrocarbon processing plant and gas compression facilities in Kentucky.  Combined with the Big Sandy pipeline and Mayking corridor completed earlier this year, these three important projects provide the platform for significant Production gas sales volume growth in 2009 and beyond.

Equitable Midstream had third quarter operating income of $29.8 million, a 27% increase over the $23.5 million reported for the same period last year.  Net operating revenues for the third quarter were $71.2 million, 38% higher than last year’s $51.6 million.  The increase in net operating revenues was driven by higher gathering volumes, higher gathering rates, higher natural gas liquid sales prices and revenues from recently completed Midstream projects.

Operating expenses increased $13.3 million, to $41.5 million.  The increase is primarily due to a $5.2 million reserve against Lehman Brothers receivables and higher operating and depreciation costs resulting from the company’s growth, partially offset by a reduction in incentive compensation.  The company has no additional income statement exposure to Lehman Brothers beyond the reserve recorded this quarter.

During the third quarter, Equitable Midstream entered a binding precedent agreement with El Paso’s Tennessee Gas Pipeline for a 15-year term, 300,000 Dth per day capacity on its 125 mile expansion project to northeast markets through Pennsylvania and New Jersey.  The project will provide Equitable with access to the consumer markets from the Gulf Coast to the Mid-Atlantic and the Northeast.

Equitable Distribution

Equitable Distribution’s operating loss totaled $1.8 million for the third quarter of 2008 compared to an operating loss of $5.4 million for the same period last year.  Net operating revenues were $22.4 million for the third quarter of 2008, slightly higher than the $21.0 million for 2007.

Operating expenses decreased $2.2 million, to $24.2 million, primarily attributable to a decrease in incentive compensation costs and the absence in 2008 of transition planning that was incurred in 2007, partially offset by increases in operating and maintenance expense and bad debt expense.  The increase in bad debt expense is due to an increased participation in customer assistance plans.

Other Business

Capital Budget

With the success of Equitable’s horizontal drilling program and completion of several important infrastructure projects, the company believes that it has a potential long-term gas sales volume growth of well in excess of 20% per year for the foreseeable future if the capital markets become less constrained.  However, given current market conditions, the company is developing a plan to reduce capital investments for 2009 to between $900 million and $1 billion.  The plan will not require the company to access capital markets through at least the end of 2010.  Even so, through concentrating spending on drilling where midstream capacity has already been built, the company anticipates annual gas sales volume growth of greater than 12% over that period, even if these constrained capital market conditions persist. Capital expenditures for 2008 are expected to total approximately $1.4 billion.

Incentive Compensation Programs

The company has executive performance incentive compensation programs designed to align management’s long-term incentive compensation with the absolute and relative returns earned by the company’s shareholders.  The expense of these programs varies, based mainly on changes in Equitable’s stock price.  The recent reduction in stock price resulted in a reversal in the third quarter 2008 of previously recorded compensation expense.  Executive incentive compensation expenses, including the reversal, totaled ($69.6) million; $79.9 million less than the $10.3 million recorded in the third quarter 2007.  When considered in conjunction with the sizeable accruals for these plans earlier in 2008, the net reversal through the first three quarters of 2008 was $20.3 million, versus an accrual of $62.2 million in the first three quarters of 2007.

Hedging

The company’s hedge position did not change significantly in the third quarter 2008.  The approximate volumes and prices of the company’s hedge position for 2008 through 2010 production are:

	2008**	2009	2010
Swaps
Total Volume (Bcf)	13	37	35
Average Price per Mcf (NYMEX)*	$4.62	$5.91	$5.96

	2008**	2009	2010
Collars
Total Volume (Bcf)	4	23	21
Average Floor Price per Mcf (NYMEX)*	$7.61	$7.34	$7.29
Average Cap Price per Mcf (NYMEX)*	$12.59	$13.68	$13.51

* The above price is based on a conversion rate of 1.05 MMbtu/Mcf

**October through December

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating income (thousands):
Equitable Production	$67,296	$48,156	$201,805	$144,856
Equitable Midstream	29,772	23,473	114,254	95,776
Equitable Distribution	(1,772)	(5,356)	38,207	31,756
Unallocated income (expense)	67,430	(8,905)	29,016	(54,647)
Operating Income	$162,726	$57,368	$383,282	$217,741

Unallocated income (expense) consists of differences between budget and actual headquarters’ expenses, including incentive compensation.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company’s statements of consolidated income and on Equitable Midstream’s operational and financial report is the earnings from the company’s ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting principles on the attached operational and financial reports.  Equitable also provides certain segment related operating information as additional information for its operating results in this press release.  Equitable’s management believes that the presentation of this segment information provides useful information to management and investors regarding the financial condition, operations and trends of each of Equitable’s segments without being obscured by the financial condition and trends for the other segments, or by the effects of corporate allocations of interest and income taxes.  In addition, management uses these measures for budget planning purposes.

Operating Cash Flow

Operating cash flow is presented because it is typically used as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. Net cash provided by operating activities includes changes in operating assets and liabilities related to the timing of cash receipts and disbursements which the company may not control.  These changes may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles.

The table below reconciles operating cash flow with net cash provided by operating activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income (thousands):	$96,198	$32,925	$222,109	$196,886
Add back (deduct):
Deferred income taxes	70,166	15,562	195,381	71,385
Depreciation, depletion, and amortization	34,269	26,907	97,085	81,926
Other items, net	2,496	(4,427)	(2,795)	(13,783)
Gain on sale of assets, net	—	—	—	(119,401)
Operating cash flow (thousands):	$203,129	$70,967	$511,780	$217,013
Add back (deduct):
Changes in margin deposits	$208,951	$3,674	$(24,742)	$(7,259)
Other changes in operating assets and liabilities	(173,953)	(44,822)	(160,167)	132,098
Net cash provided by operating activities (thousands)	$238,127	$29,819	$326,871	$341,852

Equitable’s conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for seven days.

Equitable Resources is a natural gas-focused energy company, with an emphasis on Appalachian area natural gas activities, including production, gathering, processing, transmission, storage and distribution.  For information please visit http://www.eqt.com.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides may be updated periodically.

Cautionary Statements

The Securities and Exchange Commission (the “SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses the terms “probable”, “possible”, “potential” and other descriptions of volumes of reserves that may be recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized.  Investors are urged to consider closely the disclosure in the company’s 2007 Form 10-K, File No. 001-03551 available from the company at 225 North Shore Drive, Pittsburgh, PA 15212, Attention: Corporate Secretary.  You can also obtain the company’s Form 10-K from the SEC by calling 1-800-SEC-0330.

Daily gas sales volumes is an operational estimate of the daily gas sales volume on a typical day (excluding curtailments).

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs and initiatives, the expected decline curve, production and sales volumes, reserves, reserve replacement ratio, capital expenditures, capital budget, financing plans, operating cash flow, growth rate and tax position.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The company has based these forward-looking statements on current expectations and assumptions about future events.  While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s most recently filed Form 10-K.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues	$297,827	$226,806	$1,167,610	$976,592
Cost of sales	82,114	68,722	471,644	405,687
Net operating revenues	215,713	158,084	695,966	570,905

Operating expenses:
Operation and maintenance	30,333	25,602	84,537	78,614
Production	23,076	15,847	59,965	48,085
Exploration	3,508	162	4,901	561
Selling, general and administrative	(38,199)	32,198	66,196	143,978
Depreciation, depletion and amortization	34,269	26,907	97,085	81,926
Total operating expenses	52,987	100,716	312,684	353,164

Operating income	162,726	57,368	383,282	217,741

Gain on sale of assets, net	—	—	—	119,401
Gain on sale of available-for-sale securities, net	—	—	—	1,042
Other income	611	2,204	5,709	4,488
Equity in earnings of nonconsolidated investments	1,557	1,423	4,548	2,198
Interest expense	13,012	11,557	40,992	35,604
Income before income taxes	151,882	49,438	352,547	309,266
Income taxes	55,684	16,513	130,438	112,380
Net income	$96,198	$32,925	$222,109	$196,886

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	130,540	121,380	126,223	121,319
Net income	$0.74	$0.27	$1.76	$1.62

Diluted:
Weighted average common shares outstanding	131,558	122,838	127,288	122,818
Net income	$0.73	$0.27	$1.74	$1.60

(A)  Due to the seasonal nature of the Company’s natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three and nine month periods are not indicative of results for a full year.

EQUITABLE PRODUCTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	23,249	20,636	65,813	62,076
Company usage, line loss (MMcfe)	(2,012)	(1,684)	(4,905)	(4,383)
Total sales volumes (MMcfe)	21,237	18,952	60,908	57,693

Average (well-head) sales price ($/Mcfe)	$5.62	$4.36	$5.66	$4.53

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.36	$0.33	$0.33	$0.32
Production taxes ($/Mcfe)	$0.62	$0.43	$0.57	$0.45
Production depletion ($/Mcfe)	$0.81	$0.70	$0.81	$0.70

Production depletion	$18,796	$14,440	$53,389	$43,509
Other depreciation, depletion and amortization	1,219	872	3,368	2,763
Total depreciation, depletion and amortization	$20,015	$15,312	$56,757	$46,272

Capital expenditures (thousands)	$250,058	$90,704	$492,934	$215,092

FINANCIAL DATA (Thousands)

Total operating revenues	$122,083	$85,480	$352,109	$268,949

Operating expenses:
Lease operating expense excluding production taxes	8,379	6,787	21,395	19,674
Production taxes	14,387	8,841	37,724	27,944
Exploration expense	3,508	162	4,901	561
Selling, general and administrative	8,498	6,222	29,527	29,642
Depreciation, depletion and amortization	20,015	15,312	56,757	46,272
Total operating expenses	54,787	37,324	150,304	124,093

Operating income	$67,296	$48,156	$201,805	$144,856

EQUITABLE MIDSTREAM

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

OPERATIONAL DATA

Gathering and processing:
Gathered volumes (MMbtu)	37,851	32,757	105,132	110,552
Average gathering fee ($/Mbtu)	$0.99	$0.83	$0.99	$0.84
Gathering and compression expense ($/Mbtu)	$0.38	$0.37	$0.37	$0.35
NGLs Sold (Mgal)	19,916	18,091	55,490	54,474
Average NGL sales price ($/gal)	$1.51	$1.04	$1.48	$1.00

Net operating revenues (thousands):
Gathering and processing	$48,403	$34,728	$135,584	$109,732
Transmission and storage	22,839	16,881	89,677	74,488
Total net operating revenues	$71,242	$51,609	$225,261	$184,220

Net operating income (thousands):
Gathering and processing	$23,422	$14,801	$62,600	$45,807
Transmission and storage	6,350	8,672	51,654	49,969
Total net operating income	$29,772	$23,473	$114,254	$95,776

Depreciation and amortization (thousands):
Gathering and processing	$6,009	$4,434	$17,095	$14,281
Transmission and storage	2,598	1,786	6,573	5,352
Total depreciation and amortization	$8,607	$6,220	$23,668	$19,633

Capital expenditures (thousands)	$184,854	$96,570	$432,518	$284,597

FINANCIAL DATA (Thousands)

Total operating revenues	$186,114	$122,467	$561,216	$415,236
Purchased gas costs	114,872	70,858	335,955	231,016
Total net operating revenues	71,242	51,609	225,261	184,220

Operating expenses:
Operating and maintenance	19,607	15,729	52,550	48,950
Selling, general and administrative	13,256	6,187	34,789	19,861
Depreciation and amortization	8,607	6,220	23,668	19,633
Total operating expenses	41,470	28,136	111,007	88,444

Operating income	$29,772	$23,473	$114,254	$95,776

Other income	$460	$2,090	$5,307	$4,228
Equity in earnings of nonconsolidated investments	$1,363	$1,289	$3,989	$1,857

EQUITABLE DISTRIBUTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

OPERATIONAL DATA

Heating degree days (30-year average: Qtr - 124; YTD - 3,759)	41	65	3,502	3,530

Residential sales and transportation volume (MMcf)	1,278	1,284	15,988	16,535
Commercial and industrial volume (MMcf)	3,992	3,903	20,827	19,541
Total throughput (MMcf) - Distribution	5,270	5,187	36,815	36,076

Net operating revenues (thousands):
Residential	$12,090	$12,017	$71,716	$72,285
Commercial & industrial	5,884	5,693	33,218	31,203
Off-system and energy services	4,414	3,285	13,662	14,248
Total net operating revenues	$22,388	$20,995	$118,596	$117,736

Capital expenditures (thousands)	$12,179	$10,938	$32,162	$31,901

FINANCIAL DATA (Thousands)

Total operating revenues	$88,789	$71,686	$459,482	$456,166
Purchased gas costs	66,401	50,691	340,886	338,430
Net operating revenues	22,388	20,995	118,596	117,736

Operating expenses:
Operating and maintenance	11,075	10,133	32,393	30,265
Selling, general and administrative	7,878	11,224	32,581	40,681
Depreciation and amortization	5,207	4,994	15,415	15,034
Total operating expenses	24,160	26,351	80,389	85,980

Operating (loss) income	$(1,772)	$(5,356)	$38,207	$31,756